Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of August 7, 2020 (this “Amendment”), is entered into by and among PIONEER ENERGY SERVICES CORP., a Texas corporation (“Parent”), the Subsidiaries of Parent identified on the signature pages hereto as “Borrowers” (together with Parent, jointly and severally, each, a “Borrower” and collectively, “Borrowers”), the financial institutions party to the Credit Agreement (as herein defined) from time to time as lenders (together with their respective successors and assigns, collectively, the “Lenders” and each a “Lender”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns, “Agent”).

RECITALS

A.    Agent, the Lenders and the Loan Parties are parties to that certain Credit Agreement, dated as of May 29, 2020 (as may be amended, modified, renewed, extended, restated or supplemented from time to time, the “Credit Agreement”), pursuant to which Agent and the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide financial accommodations to Borrowers.

B.    Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions

(a)Interpretation. Neither this Amendment nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Amendment has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(b)Certain Defined Terms. Capitalized terms used and not defined herein shall have the meanings given to such terms in the Credit Agreement.

(c)New Definitions. As used herein, the following terms shall have the following meanings given to them below, and the Credit Agreement and the other Loan Documents are hereby amended to include in their respective alphabetical order therein, in addition and not in limitation, the following:

““First Amendment Effective Date” shall mean August 7, 2020.”
““Letter of Credit Cash Collateral” has the meaning specified therefor in the definition of Letter of Credit Collateralization.”
(d)Amendments to Definitions.

(i)The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:

““Applicable Margin” shall mean with respect to (a) Base Rate Loans and Swing Loans, an amount equal 2.75%, and (b) LIBOR Rate Loans, an amount equal to 3.75%.

(ii)The definition of “Covenant Satisfaction Event” in Section 1.1 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:

““Covenant Satisfaction Event” shall mean the earliest date on which the following conditions precedent have been satisfied (as applicable): (a) if the Covenant Trigger Event shall have occurred as a result of the occurrence of an Event of Default, such Event of Default shall have been cured by Borrowers to the satisfaction of Agent (to the extent capable of being cured) or otherwise waived in writing by Agent and all of the Required Lenders and (b) if the Covenant Trigger Event shall have occurred as a result of Borrowers’ failure to maintain Excess Availability (plus Qualified Cash in an amount not to exceed $3,000,000) in an amount equal to or greater than15% of the Maximum Revolver Amount, Excess Availability (plus Qualified Cash in an amount not to exceed $3,000,000) has been an amount equal to or greater than 15% of the Maximum Revolver Amount for 30 consecutive days then ending.”

(iii)The definition of “Covenant Trigger Event” in Section 1.1 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:

““Covenant Trigger Event” means the occurrence of either of the following: (a) the occurrence and continuance of any Event of Default, or (b) Excess Availability (plus Qualified Cash in an amount not to exceed $3,000,000) at any time is an amount equal to less than 15% of the Maximum Revolver Amount.”

(iv)The definition of “Fee Letter” in Section 1.1 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:

““Fee Letter” means that certain fee letter, dated as of February 28, 2020, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.”

(v)The definition of “Letter of Credit Collateralization” in Section 1.1 of the Credit Agreement is hereby amended by deleting clause (a) of such definition and replacing it with the following:

“(a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 103% of the then existing Letter of Credit Usage (“Letter of Credit Cash Collateral”)”

(vi)The definition of “Maximum Revolver Amount” in Section 1.1 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:

““Maximum Revolver Amount” means $40,000,000, decreased by the amount of reductions (if any) in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement.”
(vii)The definition of “Qualified Cash” in Section 1.1 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:

““Qualified Cash” means, as of any date of determination, the total amount of unrestricted cash and Liquid Investments of the Loan Parties and their Subsidiaries that is held and maintained in any segregated Deposit Account or in any segregated Securities Account (as applicable) which is maintained at PNC and is maintained by a branch office of PNC located within the United States.”
2.Revolving Loans. Section 2.1(a)(ii) of the Credit Agreement is hereby amended by deleting such clause and replacing it with the following:

“(ii)    such Lender's Pro Rata Share of an amount equal to the lesser of:
(A)     the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (y) the Letter of Credit Usage at such time (less the amount of Letter of Credit Cash Collateral), plus (z) the principal amount of Swing Loans outstanding at such time, and
(B)    the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent), less (2) the sum of (x) the Letter of Credit Usage at such time (less the amount of Letter of Credit Cash Collateral), plus (y) the principal amount of Swing Loans outstanding at such time.”
3.Making of Swing Loans. Clause (i) of Section 2.3(b) of the Credit Agreement is hereby amended by deleting such clause and replacing it with the following:

“(i) the aggregate outstanding amount of Swing Loans plus the amount of the requested Swing Loan does not exceed $4,000,000”

4.Field Examination, Inventory Appraisal and Other Fees. The second sentence of Section 2.10(c) of the Credit Agreement is hereby amended by deleting such clause and replacing it with the following:

“Notwithstanding the foregoing, (i) no more than two field examination shall be conducted at the expense of Borrowers during any consecutive twelve (12) month period in which a Covenant Testing Period does not exist, (ii) if the amount of outstanding Revolver Loans (inclusive of Swing Line and Protective Advances) exceeds $10,000,000 at any time during any consecutive twelve (12) month period (and so long as no Event of Default exists), no more than three field examinations shall be conducted at the expense of Borrowers during such consecutive twelve (12) month period, and (iii) if any Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clauses (i) and (ii), there shall be no limitation on the number or frequency of field examinations which may be conducted at the expense of Borrowers, in each case except for field examinations conducted prior to the Closing Date or in connection with a proposed Acquisition (whether or not consummated).”

5.Fixed Charge Coverage Ratio. Section 7(a) of the Credit Agreement is hereby amended by deleting such clause and replacing it with the following:

“(a) Borrowers will maintain a Fixed Charge Coverage Ratio, calculated for each 12 month period ending on the first day of any Covenant Testing Period and the last day of each fiscal month occurring until the end of any Covenant Testing Period (including the last day thereof), in each case of at least 1.00 to 1.00; provided, however, during any Covenant Testing Period the calculation of the Fixed Charge Coverage Ratio for the fiscal month ending (i) August 31, 2020 shall be calculated for the two fiscal months then ended, (ii) September 30, 2020 shall be calculated for the three fiscal months then ended, (iii) October 31, 2020 shall be calculated for the four fiscal months then ended, (iv) November 30, 2020 shall be calculated for the five fiscal months then ended, (v) December 31, 2020 shall be calculated for the six fiscal months then ended, (vi) January 31, 2020 shall be calculated for the seven fiscal months then ended, (vii) February 28, 2020 shall be calculated for the eight fiscal months then ended, (viii) March 31, 2020 shall be calculated for the nine fiscal months then ended, (ix) April 30, 2020 shall be calculated for the ten fiscal months then ended, and (x) May 31, 2020 shall be calculated for the eleven fiscal months then ended; and”

6.Excess Availability. Article 7 of the Credit Agreement is hereby amended by inserting the following new Section 7(c) at the end of such Article:

“(c) Borrowers shall maintain at all times Excess Availability (plus Qualified Cash in an amount not to exceed $2,000,000) in an aggregate amount that shall not be less than $4,000,000.”

7.Commitments. Schedule C to the Credit Agreement is hereby amended by deleting such schedule and replacing it with Schedule C attached hereto.

8.Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a)Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party;

(b)Agent shall have received the First Amendment to Guaranty and Security Agreement, duly authorized, executed and delivered by each Loan Party;

(c)Agent shall have received Fee Letter, amended and restated as of the date hereof, duly authorized, executed and delivered by each Loan Party; and

(d)on the date hereof and after giving effect to the transactions contemplated by this Amendment, no Default or Event of Default shall exist or shall have occurred and be continuing.

9.Amendment Fee. In consideration of the agreements set forth herein, the Loan Parties hereby agree to pay to Agent, for the benefit of Lenders, an amendment fee in the amount of Six Hundred Thousand Dollars ($600,000) (the “Amendment Fee”), which fee is fully earned as of the date hereof, non-refundable when paid, and due and payable in nine equal installments, with the first payment thereof being due on the First Amendment Effective Date and each payment thereof thereafter being due on each monthly anniversary thereof until paid in full.

10.Fees and Expenses. Borrowers agree to pay or reimburse Agent for all fees owing to Agent and all fees and expenses (including, without limitation, reasonable attorneys’ fees and legal expenses) incurred by Agent in connection with the preparation, negotiation and execution of this Amendment (the “Amendment Fees and Expenses”). Borrowers hereby authorize Agent to charge Borrowers’ Loan Account with the amount of the Amendment Fees and Expenses in satisfaction thereof.

11.Representations, Warranties and Covenants of the Loan Parties. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the other Loan Documents, each Loan Party hereby represents, warrants and covenants with and to Agent and each Lender as follows:

(a)each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b)this Amendment has been duly executed and delivered by each Loan Party;

(c)this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(d)the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Governing Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (iv) will not violate any law or regulation, or any judgment, order or decree of any Governmental Authority, (v) will not require the consent of any Governmental Authority, any party to a Material Contract or any other Person, all of which will have been duly obtained prior to the date of this Amendment and which are in full force and effect, and (vi) will not result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Lien upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound;

(e)each Loan Party is duly formed or incorporated, as applicable, is in good standing under the laws of the state of its formation or incorporation, as applicable, and is in good standing and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(f)all of the representations and warranties set forth in the Credit Agreement and the other Loan Documents, each as amended hereby, that are qualified as to materiality or Material Adverse Effect are true and correct in all respects and the representations and warranties that are not so qualified are true and correct in all material respects on and as of the date of this Amendment as if made on the date of this Amendment and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier date, in which case such representation or warranty shall have been true and correct in all respects (or all material respects, as applicable) as of such earlier date;

(g)after giving effect to the transactions contemplated by this Amendment, no Default or Event of Default has occurred and is continuing.

12.Reaffirmation. Each of the Loan Parties hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the other Loan Documents to which it is a party, and (b) ratifies and reaffirms its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the other Loan Documents to which it is a party.

13.Release. In consideration of the Agent and Lenders’ agreements herein, each Loan Party hereby (a) releases, acquits and forever discharges the Agent, each Lender and each of their respective agents, employees, officers, directors, partners, servants, representatives, attorneys, affiliates, successors and assigns (collectively, the “Released Parties”) from any and all liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages, costs and expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, that such Loan Party may have or claim to have now against any Released Party or which might arise out of or be connected with any act of commission or omission of any Released Party existing or occurring on or prior to the date of this Agreement, including, without limitation, any claims, liabilities or obligations relating to or arising out of or in connection with the Loans, the Credit Agreement or the other Loan Documents (including, without limitation, arising out of or in connection with the initiation, negotiation, closing or administration of the transactions contemplated thereby or related thereto), from the beginning of time until the execution and delivery of this release and the effectiveness of this Agreement (the “Released Claims”) and (b) agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against the Released Parties with respect to any and all Released Claims.

14.Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5‑1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

15.Effect of this Amendment.

(a)All references in the Credit Agreement to “this Agreement”, the “Loan Documents”, “hereunder”, “herein”, “hereof” and similar words and phrases of like import, and all references in any other

Loan Document to the “Credit Agreement”, the “Loan Documents” and similar words and phrases of like import, in each case shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b)Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the other Loan Documents are intended or implied, and in all other respects, the Credit Agreement and each of the other Loan Documents is hereby specifically ratified and confirmed in all respects by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the other Loan Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

16.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

17.Further Assurances. The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

18.Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party hereto by facsimile or other electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

PARENT AND BORROWER:	PIONEER ENERGY SERVICES CORP., a Delaware corporation By: /s/Lorne E. Phillips___________________________ Name: Lorne E. Phillips Title: Executive Vice President and Chief Financial Officer
ADDITIONAL BORROWERS:	PIONEER DRILLING SERVICES, LTD., a Texas corporation By: /s/Lorne E. Phillips___________________________ Name: Lorne E. Phillips Title: Executive Vice President and Chief Financial Officer

PIONEER PRODUCTION SERVICES, INC., a Delaware corporation By: /s/Lorne E. Phillips___________________________ Name: Lorne E. Phillips Title: Executive Vice President and Chief Financial Officer

PIONEER GLOBAL HOLDINGS, INC., a Delaware corporation By: /s/Lorne E. Phillips___________________________ Name: Lorne E. Phillips Title: Executive Vice President and Chief Financial Officer

PIONEER WIRELINE SERVICES HOLDINGS, INC., a Delaware corporation By: /s/Lorne E. Phillips___________________________ Name: Lorne E. Phillips Title: Executive Vice President and Chief Financial Officer

PIONEER WIRELINE SERVICES, LLC, a Delaware limited liability company By: /s/Lorne E. Phillips___________________________ Name: Lorne E. Phillips Title: Executive Vice President and Chief Financial Officer

PIONEER WELL SERVICES, LLC, a Delaware limited liability company By: /s/Lorne E. Phillips___________________________ Name: Lorne E. Phillips Title: Executive Vice President and Chief Financial Officer

PIONEER FISHING & RENTAL SERVICES, LLC,
a Delaware limited liability company

By:  /s/Lorne E. Phillips___________________________
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

PIONEER COILED TUBING SERVICES, LLC,
a Delaware limited liability company

By:  /s/Lorne E. Phillips___________________________
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION, as Agent and as Lender By: /s/Brad Miller___________________________ Name: Brad Miller Title: Vice President

074658.20002/123621631v.1
SCHEDULE C

COMMITMENTS

Revolving Lender	Revolver Commitment
PNC Bank, National Association	$40,000,000.00
All Revolving Lenders	$40,000,000.00